FOR IMMEDIATE RELEASE

American Realty Capital Trust V Announces Additional Acquisitions

Total Portfolio as of September 30, 2013 is $2.2 Billion, Including

$885.6 Million of Acquired Properties, $1.3 Billion of Acquisitions Under Executed Purchase and Sale Agreements
and $54.9 Million of Acquisitions Subject to Executed Letters of Intent

New York, New York, October 4, 2013 – American Realty Capital Trust V, Inc. (“ARCT V”) announced today that, on September 30, 2013, ARCT V completed its acquisition of 41 properties owned by subsidiaries of Fortress Investment Group LLC (“Fortress”). The 41 properties represent the initial tranche of ARCT V’s 51-property portfolio acquisition from Fortress and certain of its affiliates. The purchase price of the 41 properties was $267.7 million, exclusive of closing costs. The 41 properties comprise approximately 977,000 rentable square feet which are 100.0% leased to six tenants.

With recent acquisitions, including the closing of the acquisition of the 41 properties from subsidiaries of Fortress, ARCT V’s portfolio now comprises 158 properties purchased for $885.6 million, totaling $2.2 billion when combined with $1.3 billion of acquisitions under executed purchase and sale agreements and $54.9 million of acquisitions subject to executed letters of intent.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of ARCT V, explained, “Having assembled a $2.2 billion portfolio of retail-focused, net lease properties consisting of high quality assets across a wide variety of industries, tenants and locations, we remain focused on efficiently executing on ARCT V’s investment strategy through our match-funded deployment of ARCT V’s capital. Once completed, ARCT V’s portfolio of assets is expected to generate 70% of its income from investment grade-rated tenants.”

About ARCT V

ARCT V is a publicly registered, non-traded real estate investment trust (“REIT”) that intends to qualify as a REIT for tax purposes with the taxable year ending December 31, 2013.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

Contacts
Anthony J. DeFazio	Brian S. Block, EVP & CFO
DDCworks	American Realty Capital Trust V, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500